Exhibit 10.1

March 29, 2021

Mr. Russell Hicks and Mr. Brent Watts

Curiosity Ink Media, LLC

Hollywood, CA

RE: Acquisition of 80% of the Membership Equity of Curiosity Ink Media, LLC ("CURIOSITY" or the “Company")

Gentlemen,

This Letter of Intent (“LOI”) reflects the general terms of Grom Social Enterprises, Inc.’s (“GROM”) binding intent to acquire 80% of the membership equity of CURIOSITY from Russell Hicks (“HICKS”), Brent Watts (“WATTS”), John Van Slooten, Greg Peterson and all other minority holders (collectively, the “Sellers”)

GROM will purchase 80% of CURIOSITY’s membership equity owned by Sellers via a combination of cash and GROM restricted common stock. CURIOSITY will continue to operate its business under the leadership of HICKS, WATTS, and their team.

The purpose of this LOI is to define the details of the transaction contemplated by the parties. This LOI is meant to create mutually binding obligations on each party in connection with Sections 1, 3, 6, 7, and 8, only, and to act as a non-binding basis upon which definitive agreements and employment contracts will be drafted.

1.	Purchase Price.

(a)	The total minimum purchase consideration is $3,678,000 and will consist of:

•	$400,000 in cash specifically earmarked to paydown a portion of the loans made personally by HICKS and WATTS to the Company.
•	$3,000,000 in restricted GROM common stock. The value of the common stock issued at closing will be valued at a price per share equal to the twenty (20) day volume-weighted average price (“VWAP”) of GROM’s common stock as quoted on the OTCBB immediately prior to the Closing Date.
•	$278,000 in 8% convertible, promissory notes payable to HICKS and WATTS. Interest accrues on the outstanding principal amount at the rate of 8% per annum. Principal and interest on the promissory notes are payable monthly, on an amortized basis over 18 months.

(b)	Milestone Consideration.

Sellers will have the opportunity to receive an additional $2,000,000 in purchase consideration, paid 100% in common stock, based upon the successful execution of certain specified contracts and/or material agreements.

(c)	Contingent Earnout.

Sellers will have the opportunity to receive an additional $17,500,000 in purchase consideration, paid in a combination of 50% cash and 50% common stock, based upon achieving the following performance goals commencing from the date of closing until December 31, 2025.

•	Level 1 Earnout of a maximum $2,500,000 paid in a combination of 50% cash and 50% common stock based on achieving the following performance goals on a trailing twelve-month basis from the date of closing until December 31, 2023.

o	An aggregate of $833,333 in consideration upon reaching an EBITDA milestone of $2,625,000
o	An aggregate of $1,666,667 in consideration upon reaching an EBITDA milestone of $5,250,000
o	An aggregate of $2,500,000 in consideration upon reaching an EBITDA milestone of $7,875,000

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The Level 1 Earnout amount payable for achieving each EBITDA milestone is $833,333. Any milestone can be achieved either in one year, or in multiple years, as long as it occurs by December 31, 2023.

•	Level 2 Earnout of a maximum $7,500,000 paid in a combination of 50% cash and 50% common stock based on achieving the following performance goals on an annual basis for the year ending December 31, 2024.

o	An aggregate of $2,500,000 in consideration upon reaching an EBITDA milestone of $7,000,000
o	An aggregate of $5,000,000 in consideration upon reaching an EBITDA milestone of $14,000,000
o	An aggregate of $7,500,000 in consideration upon reaching an EBITDA milestone of $21,000,000

The Level 2 Earnout amount payable for achieving each EBITDA milestone is $2,500,000. Any milestone can be achieved as long as it occurs by December 31, 2024.

•	Level 3 Earnout of a maximum $7,500,000 paid in a combination of 50% cash and 50% common stock based on achieving the following performance goals on an annual basis for the year ending December 31, 2025.

o	An aggregate of $2,500,000 in consideration upon reaching an EBITDA milestone of $7,000,000
o	An aggregate of $5,000,000 in consideration upon reaching an EBITDA milestone of $14,000,000
o	An aggregate of $7,500,000 in consideration upon reaching an EBITDA milestone of $21,000,000

The Level 3 Earnout amount payable for achieving each EBITDA milestone is $2,500,000. Any milestone can be achieved as long as it occurs by December 31, 2025.

The value of the common stock issued at closing will be valued at a price per share equal to the twenty (20) day VWAP of GROM’s common stock as quoted on the OTCBB immediately prior to the Closing Date.

2.	Closing Date.

The parties will use good faith efforts to enter into definitive agreements and consummate the transaction immediately following the close of GROM’s financing transaction as described in its Form S-1 filed with the Securities & Exchange Commission on February 16, 2021.

3.	Conditions of Closing.

The consummation of the transaction is expressly contingent upon the following conditions:

•	GROM’s completion of a successful financing transaction as described in its Form S-1 filed with the Securities & Exchange Commission on February 16, 2021.
•	Execution of new employment agreements with CURIOSITY’s Chief Content Officer, HICKS; Executive Creative Officer, WATTS; and Chief Executive Officer, Jared Wolfson.
•	Conversion of any unpaid principal amounts of all safe agreements with CURIOSITY into membership equity of CURIOSITY.

4.	Management and Ownership of CURIOSITY.

(a)	Management. At Closing, CURIOSITY and GROM shall enter into employment agreements with HICKS and WATTS who shall continue to manage the day-to-day business of CURIOSITY in the customary fashion. HICKS, WATTS and Wolfson shall report to an executive of GROM; and GROM will collaborate with CURIOSITY on its business matters; and provide agreed upon financial resources to support the anticipated future revenue and earnings growth of CURIOSITY.

(b)	Profit Sharing. After Closing, the Sellers shall own 20% of the membership equity of CURIOSITY. Sellers shall be eligible to a distribution of profits up to the equivalent of its ownership percentage in CURIOSITY’s equity (a “Dividend”). Dividends will commence, on a basis to be determined but no more than annual, at such time that CURIOSITY’s post-acquisition accumulated results of operations yield net earnings.

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5.	Definitive Agreement.

The parties will negotiate and execute definitive agreements, setting forth the principal terms hereof and such other representations, warranties, covenants and conditions which are standard in the context of such a transaction.

6.	Confidentiality.

CURIOSITY will permit GROM’s management and its accountants, attorneys, and other advisers to conduct a thorough due diligence examination of CURIOSITY for a period not to exceed thirty (30) days. GROM and its officers, employees, representatives, and other advisers will treat as confidential all nonpublic information about CURIOSITY that is disclosed to them in the course of this examination. GROM will permit CURIOSITY and its accountants, attorneys, and other advisers to conduct a thorough due diligence examination of GROM. CURIOSITY, and its officers, employees, representatives, and other advisers will treat as confidential all non-public information about GROM that is disclosed to them in the course of this examination.

7.	Public Disclosure.

CURIOSITY, GROM, and their officers, employees, accountants, attorneys, representatives, and other advisers will treat as confidential all discussions regarding the transaction until a mutually agreed upon press release is issued by both parties within one day of the acceptance of this Letter of Intent. Neither party will issue a press release or make any other public announcement regarding the transaction without the approval of the other party.

8.	Exclusivity.

Upon the acceptance of this LOI by CURIOSITY, GROM shall have an exclusive period until June 30, 2021 in which to conclude the acquisition of CURIOSITY and of all assets required to operate the CURIOSITY business. During that period, CURIOSITY, managers, officers, employees, representatives, and other advisers will not solicit or negotiate with anyone else regarding a potential acquisition of CURIOSITY or any assets required to operate CURIOSITY’s business and will not dispose of any assets nor take any commitment out of the ordinary course of business of CURIOSITY.

9.	General.

(a)	Expenses. Each party shall bear their own expenses incurred in connection with the consummation of the transactions contemplated hereby.

(b)	Revisions. The parties hereto by mutual agreement in writing may extend the time for the performance of any term or condition of this LOI, extend the date of entering into the formal definitive agreement between the parties, waive any provision contained herein, and waive the future performance of any obligation.

(c)	Binding Effect. It is the intent of this LOI to set out with sufficient particularity the details of the transactions contemplated by the parties. This LOI is also subject to Board of Director approval by GROM. Except as otherwise set forth herein, it is understood and agreed that this LOI, when executed by all of the parties hereto, constitutes a statement of mutual intentions with respect to the proposed transaction, and does not contain all matters upon which agreement must be reached in order for the proposed transaction to be consummated. A binding commitment with respect to the proposed transaction will result only from the execution and delivery of definitive documents governing the proposed transaction, subject to the terms and conditions expressed therein.

(d)	Authority. Both Parties declare and represent having all requisite power, authority and legal capacity to execute and deliver this Agreement and to consummate the final transaction contemplated hereby, subject to GROM obtaining ratification by its Board of Directors.

(e)	Entire Agreement. This LOI contains the entire agreement between the Sellers and GROM with respect to the matters set forth herein and supersedes all prior oral and written understandings and transactions related thereto.

(f)	Execution. This LOI may be executed in several parts in the same form and by facsimile and such parts so executed will together form one original agreement and construed as if all the signing parties hereto had executed one copy of this LOI.

(g)	Governing Law. This LOI will be construed and governed under the laws of the State of Florida and the parties agree to submit any disputes to the jurisdiction of the courts of the State of Florida, excluding the conflict of laws thereof.

The proposal set forth in this LOI will terminate if it is not executed and returned by April 12, 2021.

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Sincerely,

GROM SOCIAL ENTERPRISES, INC.

/s/ Darren Marks
Darren Marks, Chief Executive Officer

Accepted on April 1 , 2021.

CURIOSITY INK MEDIA, LLC

/s/ Russell Hicks
Russell Hicks, Chief Content Officer

INDIVIDUALLY, AS SELLERS

/s/ Russell Hicks	/s/ Brent Watts
Russell Hicks	Brent Watts

/s/ John Van Slooten	/s/ Greg Peterson
John Van Slooten	Greg Peterson

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